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                                                           As of July l, 1993







Resorts International, Inc.

North Carolina Ave. & Boardwalk

Atlantic City, NJ 08404



Attention:     Mr. David P. Hanlon

               President & Chief Executive Officer



Gentlemen:



     We are pleased to set forth the amended and restated terms of the retention of Bear Stearns & Co. Inc. ("Bear Stearns") by Resorts

International, Inc. (collectively, with its affiliates, the "Company").



     1.     Bear Stearns will assist the Company as its financial advisor in connection with a long term financial plan (the "Plan") for the Company,

which Plan must be adopted by the Company's Board of Directors, including the development of short and long term financial alternatives and carrying out any Restructuring or Transaction(s) (as such terms are defined below) which may be appropriate to the execution of the Plan. In connection with Bear

Stearns' activities on the Company's behalf, Bear Stearns will familiarize itself, to the extent reasonably necessary, with the business, operations,

properties, financial condition and prospects of the Company. In connection with our role as your financial advisor, we would expect our services to include:



     (i)     the analysis and development of financial alternatives for the

             Company in connection with its financial structure following the sale of the Bahamas or, if the Bahamas cannot be sold in the near term;



     (ii)     the analysis and development of other alternatives for the

              Company that take into account the short and long term

              interests of the Company's stockholders, employees, management,

              and bondholders; and



     (iii)    such other investment banking services as may be mutually

              agreed upon by Bear Stearns and the Company



     As used in this Agreement, the term "Transaction" shall mean any

Acquisition Transaction, any Sale Transaction or any Restructuring (as such terms are defined below). As used in this Agreement, the term "Acquisition

Transaction" shall mean





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Page 2





(a) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is combined with or acquired by, any person, group of persons, partnership, corporation or other entity (an "Acquiror") or (b) the acquisition, directly or indirectly, by the Company, in a single transaction or series of transactions, of (i) all or substantially all of the assets of a third party or (ii) fifty percent or more of an third party's outstanding common stock or

(c) the acquisition, directly or indirectly, by an Acquiror (or by one or more persons acting together with an Acquiror pursuant to a written agreement or otherwise), in a single transaction or a series of transactions, of (i)

all or substantially all of the assets of the Company or (ii) fifty percent or more of the Company's outstanding common stock.



     2.     In connection with Bear Stearns' activities on the Company's behalf, the Company will cooperate with Bear Stearns and will furnish Bear

Stearns with all information and data concerning the Company and any

Transaction (the "Information") which Bear Stearns deems appropriate in connection with the services to be rendered by it hereunder and, in that connection, will provide Bear Stearns with access to the Company's officers,

directors, employees, independent accountants and legal counsel. The Company represents that, to the best of its knowledge, all Information made available to Bear Stearns by the Company will, at all times during the period of the engagement of Bear Stearns hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to Bear Stearns will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Bear Stearns will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Bear Stearns) without independent verification thereof by Bear Stearns or independent appraisal by Bear Stearns of any of the Company's assets. Bear Stearns does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company or any Transaction.  Any advice rendered by Bear

Stearns pursuant to this Agreement may not be disclosed publicly without our prior written consent, which will not be unreasonably withheld.



     3.     If the Company requires financing ("Financing") to complete its

Plan, then Bear Stearns shall have the first opportunity to agree to act as the Company's sole managing underwriter or exclusive agent, as the case may be, in connection with raising such Financing. The raising of such Financing will be undertaken pursuant to a separate engagement letter on mutually agreeable terms and subject to the approval of Bear Stearns' Commitment

Committee and the Company.





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Page 3





     4.     In consideration of our services pursuant to this Agreement and subject to Paragraph 5 hereof, Bear Stearns shall be entitled to receive, and the Company shall pay to Bear Stearns, the following compensation:



     (a)     Commencing on July 1, 1993, a monthly cash fee of $75,000

             payable for the remainder of the term of this Agreement, in each case on the first business day of each month.



     (b)     Upon the renegotiation, compromise, replacement or exchange of any of the existing indebtedness or other liabilities of the

             Company (a "Restructuring"), the Company shall pay to Bear

             Stearns an additional cash fee of $1,633,000 upon the

             Company's execution of the related loan documents, amendments,

             exchange agreements, or other appropriate legal documents.



     (c)     If an Acquisition Transaction is consummated as part of the execution of the Plan, then the Company shall pay Bear Stearns,

             upon such consummation, an additional cash fee equal to 1.0% of the value of the total consideration paid by an Acquiror or the

             Company, as the case may be, in the Acquisition Transaction in respect of (i) assets of the Company or third party, as the case may be, (ii) capital stock of the Company or third party, as the case may be, (and any securities convertible into, or options,

             warrants or other rights to acquire, such capital stock) (such capital stock and such other securities, options, warrants and other rights being collectively referred to as "Subject

             Securities") and (iii) the assumption, directly or indirectly

             (by operation of law or otherwise), or repayment of indebtedness

             (including, without limitation, indebtedness secured by assets of the Company) and other liabilities of the Company or third party, as the case may be. In the event an Acquisition

             Transaction is consummated in one or more steps or if all or a portion of the consideration paid in the Acquisition Transaction is other than cash or securities, then the "Additional

             Consideration" described in Appendix A shall apply.



     (d)     If an Acquisition Transaction is not consummated, but instead as part of the execution of the Plan the Company acquires any subsidiary, business segment or operation, division, assets or securities of a third party, or an Acquiror acquires any

             subsidiary, business segment or operation, division, assets or securities of the Company other than the Paradise Island

             operations and properties and Paradise Island Airlines,





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             Inc. (a -Sale Transaction"), then the Company shall pay to Bear

             Stearns, upon consummation of such Sale Transaction, a cash fee equal to 1.0% of the value (as determined in accordance with subparagraph 4(c) of this Agreement) of the total consideration,

             including the assumption, directly or indirectly (by operation of law or otherwise), or repayment of indebtedness (including,

             without limitation, indebtedness secured by assets of the

             Company or third party, as the case may be, and other

             liabilities of the Company or third party, as the case may be),

             paid by the Company or the Acquiror, as the case may be, in connection with such Sale Transaction.



     (e)     Any fees paid to Bear Stearns pursuant to subparagraph 4(a)

             above shall be credited against amounts owed pursuant to

             subparagraph 4(b) above.



     (f)     Any fees paid to Bear Stearns in the 90 days immediately

             preceding consummation of any Acquisition Transaction or Sale

             Transaction (i) pursuant to subparagraphs 4(a) and 4(b) above or

             (ii) before July 1, 1993 shall be credited against any amounts owed by the Company to Bear Stearns pursuant to subparagraphs

             4(c) and 4(d) above.



     5.     Bear Stearns shall be entitled to the fees enumerated in

paragraph 4 upon the occurrence, during the term, or within nine months after the date of termination, of this Agreement, if the Company accomplishes a

Transaction, on terms substantially similar to those proposed by Bear Stearns or the Company prior to such termination.



     6.     In addition to the fees described in paragraph 4 above, the

Company agrees to promptly reimburse Bear Stearns, upon request from time to time, for all reasonable (consistent with Bear Stearns' policies relating to travel, subsistence and similar expenses, a copy of which has been provided to the Company) and necessary out-of-pocket expenses incurred by Bear Stearns

(including, without limitation, fees of counsel, and other consultants and advisors retained by Bear Stearns) in connection with the matters contemplated by this Agreement, provided however that Bear Stearns will notify the Company prior to incurring any legal fees that exceed $50,000 and,

if such fees should exceed $50,000, will further notify the Company of each

$20,000 increase in such expenditure and provided further that (a) the

Company shall not be responsible for legal fees in connection with any transaction as to which such fees would not customarily be borne by the

Company and (b) all legal fees shall be based solely upon regular hourly charges for time actually incurred and shall not include any fee based upon success or value of the relevant transaction.





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     7.     The Company agrees to indemnify Bear Stearns in accordance with the indemnification provisions (the "Indemnification Provisions") included in

Appendix B to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof.



     8.     Except as may be otherwise required by applicable law, advised by

Bear Stearns' legal counsel (with reasonable prior notice to the Company) or with the prior written consent of the Company: (a) neither Bear Stearns nor its agents, representatives or employees shall disclose to any person other than among themselves, the Company and their respective legal counsel the existence of this Agreement or the nature of the services rendered hereunder;

and (b) Bear Stearns shall keep all Information and data concerning the

Company and its subsidiaries and affiliates confidential and shall not at any time, without the prior written consent of the Company, publish, disclosed or divulge to any person or entity or use, directly or indirectly, for its own benefit or the benefit of any other person or entity other than the Company,

any of the Information or any other property, trade secrets or confidential or proprietary information of the Company derived or obtained by Bear Stearns in connection with the performance of its services hereunder.



     The term "Information" does not include material which (i) was or becomes generally available to the public other than as a result of a disclosure by Bear Stearns (ii) was or becomes available to Bear Stearns on a nonconfidential basis from a source other than the Company or their representatives, provided that such source is not to the knowledge of Bear

Stearns bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the material to Bear Stearns by a contractual,

legal or fiduciary obligation, or (iii) was within Bear Stearns' possession prior to its being furnished to Bear, Stearns by or on behalf of the Company,

provided that the source of such material was not known by Bear Stearns to be bound by a confidentiality agreement with the Company or to be otherwise prohibited from transmitting the material to Bear Stearns by a contractual,

legal or fiduciary obligation.



     9.     Bear Stearns understands and acknowledges that the Company is subject to the requirements of the New Jersey Control Act, N.J.S.A. 5:12-1 et

seq., and the regulations promulgated by the New Jersey Casino Control

Commission ("Commission") thereunder, as a holding company of casino licensee, Resorts International Hotel, Inc. Bear Stearns agrees to file for licensure as a casino service industry, if required by the Commission. This agreement may be subject to review and approval by the Commission.



     10.     Either party hereto may terminate this Agreement at any time upon written notice, without liability or continuing obligation except as set forth in the





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following sentence. Neither termination nor completion of this assignment shall affect: (i) any compensation earned by Bear Stearns up to the date of termination or completion, as the case may be, ((ii)) any compensation to be earned by Bear Stearns after termination pursuant to paragraph 5 hereof,

(iii) the reimbursement of expenses incurred by Bear Stearns up to the date of termination or completion, as the case may be, (iv) the provisions of paragraph 3 - 12, inclusive, of this Agreement and (v) the attached

Indemnification Provisions which are incorporated herein, all of which shall remain operative and in full force and effect,



     11.     The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein.



     12.     The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.



     13.     For the convenience of the parties hereto, any number of

counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument,

but all such counterparts taken together shall constitute one and the same

Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.



     14.     If the foregoing correctly sets forth our Agreement, we would appreciate your signing the enclosed copy of this letter in the space provided and returning it to us.





                                               Very truly yours,

                                               BEAR STEARNS & CO. INC.



                                               By: __________________________

                                                      Managing Director





Confirmed and Agreed to

this ____ day of ____________ 1993



RESORTS INTERNATIONAL, INC.





By:     ________________________________

        Name:

        Title:









                                  APPENDIX A



                            ADDITIONAL CONSIDERATION





     In the event an Acquisition Transaction is consummated in one or more steps, including, without limitation, by way of a second-step merger, any additional consideration paid or to be paid in any subsequent step in the

Acquisition Transaction in respect of (x) assets of the Company or third party, as the case may be, (y) Subject Securities and (z) the assumption,

directly or indirectly (by operation of law or otherwise), or repayment of indebtedness and other liabilities of the Company or third party, as the case may be, shall be included for purposes of calculating Bear Stearns' fee pursuant to subparagraph 4(d) of this Agreement. If all or a portion of the consideration paid in the Acquisition Transaction is other than cash or securities, then the value of such non-cash consideration shall be then the fair market value thereof on the date the Acquisition Transaction is consummated as mutually agreed upon in good faith between the Company's Board of Directors and Bear Stearns. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation of the Acquisition Transaction, then the value of such securities shall be determined by the closing or last sales price of thereof on the date of the consummation of the Acquisition

Transaction; PROVIDED, HOWEVER, that if such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or other rights for which no public trading market existed prior to the consummation of the Acquisition Transaction, then the value of such securities shall be the average of the closing prices for the 20 trading days subsequent to the fifth trading day after the consummation of the Acquisition Transaction. In such event, the fee payable to Bear Stearns pursuant to subparagraph 4(d) of this Agreement shall be paid on the 30th trading day subsequent to consummation of the Acquisition Transaction. If no public trading market exists for the common stock, options, warrants or other rights issued in the

Acquisition Transaction, then the value of such securities shall be as mutually agreed upon in good faith by the Company's Board of Directors and

Bear Stearns. If all or a portion of the consideration payable in connection with the Acquisition Transaction includes contingent future payments, then the Company shall pay to Bear Stearns, upon consummation of such Acquisition

Transaction, an additional cash fee, determined in accordance with subparagraph 4(d) of this Agreement, based upon the present value of the reasonably expected amount of such contingent future payments (as such amount is determined in good faith between the Company's Board of Directors and Bear

Stearns) using a discount rate of 15%. However, in the event of an installment purchase at a fixed price and a fixed time schedule, the Company agrees to pay Bear Stearns, upon consummation of the Acquisition Transaction,

a cash fee determined in accordance with subparagraph 4(d) of this Agreement based upon the present value of such installment payments using a discount rate of 2% over the prime rate at the time of consummation of the Acquisition

Transaction.







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                                 APPENDIX B



                         INDEMNIFICATION PROVISIONS





     The Company (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless Bear Stearns against any and all losses, claims, damages, liabilities, obligations, penalties,

judgments, awards, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses or disbursement in giving testimony or furnishing documents in response to a subpoena or otherwise), including,

without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit,

proceeding or investigation (whether or not in connection with litigation in which Bear Stearns is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) Bear Stearns' acting for the Company, including, without limitation, any act or omission by Bear

Stearns in connection with its acceptance of or the performance or non-

performance of its obligations under the agreement dated October 18, 1991 between Bear Stearns and Resorts International, Inc. as it may be amended from time to time (the "Agreement"), (b) any Transaction (as such term is defined in the Agreement), (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, any filing with any Agency (as such term is defined in the Agreement)

or omissions in or from any information furnished by the Company to Bear

Stearns or to any party to a Transaction or Financing or (d) any Financing

(as such term is defined in the Agreement); PROVIDED, HOWEVER, such indemnity agreement shall not apply to any portion of any such loss, claim, damage,

obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the negligence or misconduct of Bear Stearns. The

Company also agrees that Bear Stearns shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of Bear Stearns,

except to the extent that any such liability that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal)

to have resulted primarily and directly from Bear Stearns' negligence or misconduct.



     These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Bear Stearns or the persons indemnified below in this sentence and shall extend to the following: The

Bear Stearns Companies Inc., Bear Stearns & Co. Inc., their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws).

All references to Bear Stearns in these Indemnification Provisions shall be understood to include any and all of the foregoing.





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     If any action, suit, proceeding or investigation is commenced, as to which Bear Stearns proposes to demand indemnification, it shall notify the

Company with reasonable promptness. Bear Stearns shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Bear Stearns made with the Company's written consent, which consent shall not be unreasonably withheld.



     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Bear

Stearns, on the other hand, shall contribute to the losses, claims, damages,

obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Bear

Stearns, on the other hand, and also the relative fault of the Company, on the one hand, and Bear Stearns on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages,

obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Bear

Stearns shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Bear Stearns pursuant to the Agreement.



     Neither termination nor completion of the engagement of Bear Stearns referred to above shall affect these Indemnifications Provisions which shall then remain operative and in full force and effect.